Exhibit 99.1

Amphenol	News Release

World Headquarters

358 Hall Avenue

Wallingford, CT 06492

Telephone (203) 265-8900

PRAHLAD SINGH APPOINTED TO

BOARD OF DIRECTORS

OF AMPHENOL CORPORATION

Wallingford, Connecticut. January 12, 2023. Amphenol Corporation (NYSE: APH) today announced that Prahlad Singh, PhD has been appointed to Amphenol’s board of directors. With his appointment, the size of the company’s board has increased to 10 members.

Dr. Singh is currently the President and Chief Executive Officer of PerkinElmer (NYSE: PKI) and brings more than twenty-five years of global leadership experience to Amphenol’s board. He was promoted to President and Chief Executive Officer of PerkinElmer effective December 30, 2019, and was appointed to its board of directors in 2019. Prior to his current role, he held various senior executive operating positions within PerkinElmer. Prior to joining PerkinElmer in 2014, Dr. Singh was a General Manager at GE Healthcare, and before that, Dr. Singh held senior executive level roles in strategy, business development and mergers & acquisitions at both GE Healthcare and Philips Healthcare. Earlier in his career, he held leadership roles of increasing responsibility at DuPont Pharmaceuticals and subsequently at Bristol-Myers Squibb Medical Imaging, which included managing the Asia Pacific and Middle East regions. Dr. Singh holds a doctoral degree in chemistry from the University of Missouri-Columbia and a Master of Business Administration degree from Northeastern University. His research work has resulted in several issued patents and publications in peer reviewed journals.

“Prahlad brings a wealth of experience to Amphenol, and we are excited to welcome him to Amphenol’s board of directors,” said R. Adam Norwitt, Amphenol’s President and CEO. “We believe his successful track record leading a large, publicly-traded U.S. multinational company, together with his extensive experience with technology and mergers and acquisitions will be extremely valuable as Amphenol continues to grow around the world.”

“We conducted an exhaustive search for a director who would further strengthen our board’s breadth of talent and background, and we are delighted to have identified such an outstanding individual,” said Martin Loeffler, Amphenol’s Chairman. “I am confident that Prahlad will make a significant contribution to our board and the Company.”

“I have been extremely impressed by Amphenol’s innovative products, dynamic leadership team and unique entrepreneurial culture, and am honored to be joining the board,” said Dr. Singh. “I have tremendous respect for Martin, Adam and the other board members, and I look forward to working with them.”

About Amphenol

Amphenol Corporation is one of the world’s largest designers, manufacturers and marketers of electrical, electronic and fiber optic connectors and interconnect systems, antennas, sensors and sensor-based products and coaxial and high-speed specialty cable. Amphenol designs, manufactures and assembles its products at facilities in the Americas, Europe, Asia, Australia and Africa and sells its products through its own global sales force, independent representatives and a global network of electronics distributors. Amphenol has a diversified presence as a leader in high-growth areas of the interconnect market including: Automotive, Broadband Communications, Commercial Aerospace, Industrial, Information Technology and Data Communications, Military, Mobile Devices and Mobile Networks. For more information, visit www.amphenol.com.

Forward-Looking Statements

Statements in this press release, other than historical facts, are intended to be “forward looking statements” within the meaning of the Securities Exchange Act of 1934, the Private Securities Litigation Reform Act of 1995 and other related laws. While the Company believes such statements are reasonable, the actual results and effects could differ materially from those currently anticipated. Please refer to Part I, Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, for factors that could cause actual results to differ from estimates. In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise, except as required by law.

Contact:

Sherri Scribner

Vice President, Strategy and Investor Relations

203-265-8820

IR@amphenol.com